Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter and First Six Months of 2016

SHAKOPEE, Minn.--(BUSINESS WIRE)--August 15, 2016--Canterbury Park Holding Corporation (the “Company”) (NASDAQ:CPHC) today announced financial results for its second quarter and six month periods ended June 30, 2016.

The Company reported net revenues of $13,885,992 for the three months ended June 30, 2016, a decrease of 6.5% from revenues of $14,848,077 in the same 2015 period. This decrease consisted of a $305,027, or 9.2%, decrease in Pari-mutuel revenues, a $380,836, or 5.2%, decrease in Card Casino revenues and a $294,551, or 11.7%, decrease in Food and Beverage revenues. For the six months ended June 30, 2016, the Company’s revenues were $24,279,303, a decrease of 1.8% from revenues of $24,729,115 for the same period in 2015. This decrease consisted of declines in Pari-mutuel, Card Casino and Food and Beverage revenues of 6.0%, 0.7% and 6.2%, respectively.

The Company’s operating expenses during the 2016 second quarter were $9,988,467, a decrease of $3,890,642, or 28.0%, from second quarter 2015 expenses of $13,879,109, and the Company’s operating expenses during the six months ended June 30, 2016 were $19,858,783, a decrease of $3,239,135, or 14.0%, from operating expenses of $23,097,918 in the six months ended June 30, 2015. The substantial decline in operating expenses in the quarter and six months ended June 30, 2016 reflects a $3,990,519 pretax gain on sale of land in the 2016 second quarter that was accounted for as a reduction in operating expenses.

Reflecting the second quarter gain on sale of land and a tax charge associated with this sale, the Company reported net income of $2,274,900 for the three months ended June 30, 2016 compared to net income of $571,650 in the same period in 2015, and net income of $2,585,654 for the six months ended June 30, 2016 compared to net income of $960,254 for the same period in 2015. Diluted income per share for the second quarter of 2016 was $.53 compared to $.14 for the same period in 2015. Diluted income per share for the six month period ended June 30, 2016 was $.60 compared to diluted income per share of $.23 for the six month period ended June 30, 2015.

The Company generated adjusted EBITDA of $1,624,511 in the first six months of 2016, a decrease of $1,178,396, or 42%, from the same period a year ago.

Additional Financial Information:
Further detail regarding our results for the second quarter and first six months of 2016 is presented in the accompanying table, and additional information regarding the Company’s financial results will be presented in the Company’s Form 10-Q Report that will be filed on August 15, 2016 with the Securities and Exchange Commission.

Management Comments:
“We had a record second quarter as far as our bottom line results due to the gain from the sale of land, but revenues and operating results for the quarter did not meet our expectations,” stated Randy Sampson, Canterbury Park’s President and CEO.

“Our pari-mutuel revenue from simulcast racing, consistent with national trends, continues to erode due to a shift in consumer preference to internet wagering platforms. In addition, our decision to reduce the take-out rate on our live racing to the lowest in the country to promote our racing product nationally has not generated the increase in wagering volume we anticipated. The take-out reduction, along with a reduction in the number of racing days during the quarter from 26 to 23, resulted in a decline in on-track pari-mutuel revenues of over 20%. In the card casino, our second quarter results could not match last year’s record second quarter revenues due mainly to a general softening of our regional gaming market. Food and beverage results declined due to the reduced live racing days and our inability to host a major concert that we have hosted in the second quarter of previous years. While the sale of our “Festival Fields” property precluded us from hosting the concert this year, we are in the final stages of a construction project to create a concert and event space in the infield of the racetrack that we believe will provide much better long term opportunities to grow this area of our business.”

Mr. Sampson added: “We are, nevertheless, pleased to report strong bottom line results that reflect progress in our real estate development efforts. Not only were we able to sell land that is not part of our long range development plans at an attractive price, but by combining the transaction with our purchase of 32 acres adjacent to our parking lot that are a strategic fit for our development plans, we were able to structure the sale as an IRS Code Section 1031 tax deferred exchange transaction that allows a majority of the approximately $3.9 million gain to be deferred for income tax purposes.”

Mr. Sampson concluded: “We remain optimistic about the Company’s prospects for the remainder of 2016. Due in large measure to our Cooperative Marketing Agreement with the Shakopee Mdewakanton Sioux Community, our current live meet is on track to be a record in terms of attendance and handle. We are also seeing solid increases in food and beverage and admissions revenues for the live racing meet, partially resulting from growth in our catering and events business. Finally, we believe the recent completion of our corporate reorganization to create a holding company structure for our business give us much greater flexibility to pursue the continued development of our underutilized land and that, as our real estate development matures, it will substantially contribute to our bottom line results.”

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do. During the six months ended June 30, 2016, Adjusted EBITDA excluded the gain on sale of land.

About Canterbury Park:
Canterbury Park Holding Corporation (the Company) owns and operates Canterbury Park Racetrack and Card Casino, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 69-day 2016 live race meet began on May 20th and ends September 17th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

The Company was incorporated as a Minnesota corporation in October 2015. The Company is a successor corporation to another corporation, also named Canterbury Park Holding Corporation, that was incorporated in 1994 (“CPHC”). Effective June 30, 2016 CPHC’s business and operations were reorganized into a holding company structure (the “Reorganization”) pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 that was approved by CPHC’s shareholders on June 28, 2016. Pursuant to the Reorganization:

  The Company replaced CPHC as the public company owned by CPHC’s shareholders, with each shareholder at June 30, 2016 having the same percentage ownership in Company (and, indirectly, in all property and other assets then owned by CPHC) immediately after the Reorganization as that shareholder had immediately before the Reorganization.
  The Company became the holding company for and parent company of two subsidiaries, Canterbury Park Entertainment LLC (“EntertainmentCo”) and Canterbury Development LLC (“DevelopmentCo”).

  EntertainmentCo is the surviving business entity in a merger with CPHC pursuant to the Reorganization and it became the direct owner of all land, facilities, and substantially all other assets related to the CPHC’s pari-mutuel wagering, Card Casino, concessions and other related businesses (“Racetrack Operations”) and EntertainmentCo continues to conduct these businesses consistent with CPHC’s past practices and will continue to be subject to direct regulation by the Minnesota Racing Commission (“MRC”).
  DevelopmentCo will continue CPHC’s efforts to commercially develop approximately 140 acres of land currently owned or controlled that is not needed for our Racetrack Operations. DevelopmentCo is not subject to direct regulation by the MRC.

For purposes of this press release, when the term “Company” is used with reference to information covering or related to periods up to and including June 30, 2016, such term refers to the operations of CPHC prior to the Reorganization.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Operating Revenues, (net)	$13,885,992	$14,848,077	$24,279,303	$24,719,115

Operating Expenses	$9,988,467	$13,879,109	$19,858,783 $	$23,097,918

Non-Operating Income, (net)	($49,970)	$688	($49,025)	$1,305

Income before Income Taxes	$3,847,555	$969,656	$4,371,495	$1,632,502

Income Tax Expense	($1,572,655)	($398,006)	($1,785,841)	($672,248)

Net Income	$2,274,900	$571,650	$2,585,654	$960,254

Basic Net Income Per Common Share	$0.53	$0.14	$0.61	$0.23

Diluted Net Income Per Common Share	$0.53	$0.14	$0.60	$0.23

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	Six Months	Six Months
	Ended	Ended
	June 30, 2016	June 30, 2015

NET INCOME	$2,585,654	$960,254

Interest (income) expense	49,025	(1,305)

Income tax expense	1,785,841	672,248

Depreciation	1,194,510	1,171,710

EBITDA	$5,615,030	$2,802,907

Gain on disposal of land	(3,990,519)0

Adjusted EBITDA	$1,624,511	$2,802,907

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223